Exhibit 5.1

King & Spalding LLP 1100 Louisiana Street Suite 4100 Houston, Texas 77002 T: +1 713 751 3200 F: +1 713 751 3290 kslaw.com
November 13, 2026
Weatherford International Corp
2000 Saint James Place
Houston, Texas 77056
Re: Weatherford International Corp Post-Effective Amendment No. 1 to Registration Statements on Form S-8
Ladies and Gentlemen:
We have acted as U.S. counsel to Weatherford International Corp, a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 1 (the “Amendment”) to the following registration statements on Form S-8: (i) Registration No. 333-256809, filed with the SEC on June 4, 2021; (ii) Registration No. 333-288041, filed with the SEC on June 13, 2025; and (iii) Registration No. 333-298687, filed with the SEC on September 1, 2026 (such registration statements, as amended by the Amendment, collectively, the “Registration Statements”). The Registration Statements were initially filed with the SEC by Weatherford International plc, a public limited company incorporated under the laws of Ireland and the Company’s predecessor (the “Predecessor”), and relate to ordinary shares of the Predecessor issuable pursuant to the employee benefit plans set forth on Exhibit A hereto (the “Plans”).
Effective as of November 13, 2026, the Predecessor completed a redomestication from Ireland to the State of Delaware by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Scheme”), as sanctioned by the High Court of Ireland on October 27, 2026, pursuant to which the Predecessor became a wholly owned subsidiary of the Company and the Company became the successor issuer to the Predecessor (the “Redomestication”), and each outstanding ordinary share of the Predecessor was cancelled in exchange for one share of common stock, par value $0.001 per share, of the Company (the “Common Stock”). In connection with the Redomestication, the Company assumed the Plans and amended them, as necessary, to expressly adopt them as its own and to provide for the issuance of Common Stock thereunder (such Common Stock, the “Shares”). The Company is filing the Amendment, pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to expressly adopt the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, and to reflect the completion of the Redomestication.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statements or any related prospectus or other offering material, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such corporate records, certificates, and other documents, and such matters of fact and questions of law, as we have considered necessary or appropriate for purposes of this letter, including the Company’s certificate of incorporation and bylaws, each as in effect on the date hereof, the Plans, as amended, and resolutions of the Company’s board of directors relating to the Redomestication, the assumption and amendment of the Plans, and the Amendment. With your consent, we have relied upon certificates and other assurances of officers of the Company, public officials, the Company’s transfer agent and registrar, and others as to factual matters without having independently verified such factual matters. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons signing any document examined by us, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients and have been duly issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plans, as amended, that, when and if issued, the Shares will be validly issued, fully paid and nonassessable.
This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is for your benefit in connection with the Amendment and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ King & Spalding LLP KING & SPALDING LLP

Exhibit A
Plans
1.Weatherford International plc Amended and Restated Equity Incentive Plan
2.NCS Multistage Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan